Exhibit 99.1

news release

For Immediate Release

Contacts:

Ami Knoefler	Jean Suzuki
Corporate & Investor Relations	Investor Relations
(650) 454-2331	(650) 454-2648
ami.knoefler@pdl.com	jean.suzuki@pdl.com

PDL BIOPHARMA RESETS RECORD DATE FOR SPIN-OFF

OF BIOTECHNOLOGY OPERATIONS TO DECEMBER 5

Company continues to expect spin-off completion on December 18

Redwood City, Calif., December 4, 2008 --- PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) announced today that it has reset the record date for the spin-off of PDL’s biotechnology operations, which will be accomplished through a pro rata stock dividend to PDL’s stockholders of the common stock of Facet Biotech Corporation, to December 5, 2008.

Each PDL stockholder of record as of 5:00 p.m. Eastern Time on December 5, 2008 will receive on the distribution date one share of Facet Biotech common stock for every five shares of PDL common stock.  PDL continues to expect the spin-off to be completed and the distribution to occur on or about December 18, 2008.

‘When-issued’ trading in Facet Biotech will be initiated and the ex-dividend date will be identified following effectiveness of the Form 10 registration statement filed by Facet Biotech with the Securities and Exchange Commission (SEC), which is expected imminently.

Forward-looking Statements

This press release contains forward-looking statements, including regarding the timing and completion of expected events.

Each of these forward-looking statements involves risks and uncertainties.  Actual results may differ materially from those, express or implied, in these forward-looking statements.  Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

•      The failure to obtain necessary regulatory approvals and consents from third parties could delay or make impractical the spin off of PDL’s biotechnology operations; and

•      Alternative transactions or opportunities could arise or be pursued which would alter the timing or advisability of anticipated or planned transactions.

Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the SEC, including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC.  Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com.  PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future.  All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

About PDL

PDL BioPharma, Inc. is a biotechnology company focused on the discovery and development of novel antibodies in oncology and select immunologic diseases. For more information, please visit http://www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

# # #